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                                                                      EXHIBIT 18
                                     ARTHUR
                                    ANDERSEN

February 28, 1997
                                                        -------------------
                                                        Arthur Andersen
                                                        -------------------
Phoenix Medical Technology, Inc.                        Suite 2000
Post Office Box 346                                     121 Main Street
Andrews, South Carolina  29412                          Columbia, SC  29201
                                                        803 254-8102

Re:      Form 10-KSB Report for the year ended December 31, 1996.

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As of September 30, 1996, the Company changed from the last-in, first-out
(LIFO) method of accounting for inventory to the first-in, first-out (FIFO) method. Accounting to the management of the Company, this change was made to provide a better measurement of operating results and better matching of inventory costs with product sales.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion, stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,


/s/ Arthur Andersen LLP





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